FILED PURSUANT TO
RULE 424 (B) (3)
REGISTRATION NO: 333-139812

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JANUARY 19, 2007)

183,703 SHARES

COMMON STOCK

This prospectus supplement relates to the resale by holders of shares of our common stock.  This prospectus supplement should be read in conjunction with the prospectus dated January 19, 2007, which is to be delivered with this prospectus supplement.  All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Securityholders” in the prospectus, and, where the name of a selling security holder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling security holder supersedes the information in the prospectus:

	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Number of Shares Beneficially Owned After the Offering(3)
Name of Selling Securityholder	Number(1)	Percentage(2)	Offered	Number	Percentage

Oppenheimer & Co. Inc.(4)	85,356	*	85,356	—	*
Edward Newman	4,899	*	4,899	—	*
Robert A. Powers	4,899	*	4,899	—	*
James Irvine	4,899	*	4,899	—	*
Frank Kee Colen	11,000	*	11,000	—	*
Zubin Mory	5,500	*	5,500	—	*
Stuart R. Barich	42,250	*	42,250	—	*
Stanley B. Stern	6,600	*	6,600	—	*
Henry P. Williams	5,100	*	5,100	—	*
Sun Jen Yung	1,650	*	1,650	—	*
Andrew F. Kaminsky	1,650	*	1,650	—	*
Christopher T. Hagar	1,650	*	1,650	—	*
James Jeffrey Hagan	1,650	*	1,650	—	*
Jason Janosz	1,650	*	1,650	—	*
Jeffrey M. Cohen	1,650	*	1,650	—	*
Raanan Lachman	800	*	800	—	*
Rida Wong	650	*	650	—	*
Cory Dorzek	650	*	650	—	*
Vasilios Kofitsas	1,200	*	1,200	—	*

* Indicates less than 1%.

(1)          Includes shares of common stock and all shares of common stock issuable upon the exercise of warrants held by the selling securityholder.  Does not reflect an aggregate of 49,129 shares of common stock that may be issued upon exercise of the warrants as a result of potential future adjustments to the exercise prices of the warrants in accordance with the terms of the warrants

(2)          This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 37,124,169 shares of common stock outstanding as of July 31, 2007, plus the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholder that are included in the prior column.

(3)          Because the selling securityholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares that any of the selling securityholders will hold after completion of this offering.  For purposes of this table, we have assumed that each of the selling securityholders will have sold all of the shares covered by this prospectus upon the completion of this offering.

(4)          Oppenheimer & Co. Inc. acted as the Company’s placement agent in the offer and sale of shares of common stock to investors pursuant to a placement agent engagement letter dated November 30, 2006.  As compensation for its services, Oppenheimer & Co. received a cash fee equal to $434,000, representing 7% of the gross proceeds of the sale of the shares of common stock, and a warrant to purchase 183,703 shares of common stock, representing 4% of the shares of common stock sold to investors in the offering, at an exercise price of $2.18 per share.  Oppenheimer subsequently assigned its rights to portions of the warrant exercisable for 98,347 shares of common stock to the other selling securityholders listed in the above table.

We prepared the table above based on information supplied to us on or before the date of this prospectus by the selling securityholders named in the table.

The selling securityholders listed in the table above may have sold, transferred or otherwise disposed of all or a portion of the shares in a transaction or a series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended, since the date on which the information in the table above is presented.  Information about the selling securityholder may change from time to time.  Any changed information of which we become aware will be set forth either in post-effective amendments or in prospectus supplements, if required.

Because the selling securityholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling securityholders upon the termination of any particular offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THE PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 6, 2007